                                                                       EXHIBIT 8


                                                                  (515) 283-3108


                                                                  (515) 283-3122



November 16, 1998


Portfolio Boost, L.L.C.
Portfolio Boost III, L.P.
Attention: Mr. Jeffrey A. Raun
Cornerstone at Cantera
4320 Winfield Road, Suite 320
Warrenville, Illinois 60555

     RE:   Portfolio Boost III, L.P., an Iowa Limited Partnership

Dear Mr. Raun:

     On behalf of Portfolio Boost III, L.P. (the "Partnership"), a limited partnership formed under the Uniform Limited Partnership Act of the State of Iowa (the "Iowa Act"), you have requested our opinion regarding certain tax matters related to the Partnership.

     We have reviewed the preliminary Prospectus, including the Limited Partnership Agreement of the Partnership (the "Partnership Agreement") and the other Exhibits referred to therein (collectively, the "Prospectus"), included in the Registration Statement on Form SB-2 filed with Securities and Exchange Commission on or around the date hereof. We have reviewed relevant provisions of the Iowa law and relevant provisions of the Internal Revenue Code of 1986, as amended ("Code"). We have also reviewed Treasury Regulations issued under the Code ("Regulations") and various published interpretations of the Code and Regulations. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

Jeffrey A. Raun
November 16, 1998
Page 2

     We are relying upon the facts stated in the Prospectus which you have represented to us to be accurate and complete in all material respects. We are not aware of any reason to believe that such facts and analyses are not accurate in all material respects.

     We are also relying upon your representations that (a) at all times the Partnership will be operated in accordance with the Iowa Act, as applicable, and the Partnership Agreement, (b) the aggregate deductions to be claimed by the Partners as their distributive share of the Partnership net losses for the first two years of operation of the Partnership will not exceed the amount of equity capital invested in the Partnership, (c) no creditor who makes a loan to the Partnership will have or acquire as a result of making the loan any direct or indirect interest in the capital, profits or property of the Partnership other than as a secured creditor, (d) interests in the Partnership will not be (1) traded on an established securities market, or (2) readily tradable on a secondary market (or the substantial equivalent thereof) and (e) the Partnership will not elect to be taxed as a corporation.

     You have requested our opinion concerning the Federal income tax analysis presented in the Prospectus.

     Our analysis is based upon the facts described in the Prospectus which reflect the facts as you have represented them to us as of this date. We assume the facts as related to us therein accurately and completely describe all material activities affecting the Partnership which you can reasonably foresee.

     Based on our review and your representations described heretofore, including the facts as set forth in the Prospectus, and subject to the limitations which follow, (i) we are not aware of any material Federal income tax consequences from participating in the Partnership which have been omitted from the Prospectus, (ii) we are not aware of any Federal income tax consequences set forth in the Prospectus which have been materially misstated, and (iii) we believe that more likely than not in the aggregate the material tax benefits associated with an investment in the Partnership will be realized.

     The material tax benefits which we believe will exist as described in the Prospectus may be divided into the following major categories: (1) the right of the Partners to claim tax treatment accorded partners by the Code, including classification of the Partnership as a partnership for Federal income tax purposes and not as an association taxable as a corporation; (2) the allocation of Partnership profits and losses in accordance with the terms of the Partnership Agreement; (3) the cost of a Partner's Units as constituting the Partner's beginning basis in those Units; (4) the deduction or amortization of certain start-up and organizational expenditures; (5) the treatment of commodity transactions of the Partnership as Section 1256 contracts or other commodity transactions as the case may be; and (6) the presence of a profit motive for the venture.

Jeffrey A. Raun
November 16, 1998
Page 3

     We cannot render an opinion as to whether certain tax aspects of the venture will affect the realization of the aggregate tax benefits, because the factual nature of certain determinations make it impossible to render an opinion as to the allocation of certain business expenditures between deductible business expenses, expenditures which are capitalized and amortized as start-up expenditures, expenditures which are capitalized and amortized as organizational expenditures, and syndication expenses which are neither deductible nor amortizable.

     Our opinion is based upon current law and published Internal Revenue Rulings, Internal Revenue Procedures, Regulations and court decisions (collectively, the "Published Interpretations") all of which are subject to change prospectively or retroactively. The opinions herein express our best judgment of the law and Published Interpretations, but our opinion is not binding upon the Internal Revenue Service or the courts, either of which may reach different conclusions than ours. We believe we have reasonably relied upon the facts as represented by you. However, generally, the facts which you have represented relate to future activities which you have predicted but which you cannot assure. Any change in the facts, whether past or prospective, may adversely affect our opinion. Further, we express no opinion as to whether the Internal Revenue Service may successfully challenge factual determinations which are made by you such as, without limitation, allocation of costs and expenses.

     You have not analyzed the state and local income tax consequences related to participation in the Partnership and have so stated in the "Federal Income Tax Aspects" section of the Prospectus. Consequently, you have not requested our analysis or opinion of any aspect of the state and local tax consequences which may flow from participation in the Partnership, and no opinion with respect thereto is expressed by us.

     In connection with our rendering of the above opinions, please be advised that we have examined only the documents indicated.

     We are members of the Bar of the State of Iowa and do not hold ourselves out as experts on the laws of any other state or foreign country. Consequently, we express no opinion with respect to the laws of any jurisdiction other than the State of Iowa.

     We hereby consent (i) to being named in the "Federal Income Tax Aspects" section of the Prospectus as the attorneys who will render certain opinions for the Partnership related to certain federal income tax aspects related to the Partnership and an investment in the Partnership, and (ii) to the inclusion of this opinion as Exhibit 8 to the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission along with the Prospectus, and as exhibits to the Registration Statements to be filed with the applicable securities authorities of the states listed on Schedule I attached to this letter.

Jeffrey A. Raun
November 16, 1998
Page 4

     This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. Without limiting the generality of the foregoing, we express no opinion on the accuracy or completeness of any tables, charts, graphs, or financial statements included in the Prospectus.

                                          Very truly yours,



                                          NYEMASTER, GOODE, VOIGTS, WEST,
                                          HANSELL & O'BRIEN, P.C.


                                          By:/s/Steven J. Roy
                                             ----------------------------------
                                             Steven J. Roy

SJR/cda
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                                   SCHEDULE I

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